Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into effective as of January 1, 2019 (the “Effective Date”), by and between Guardion Health Sciences, Inc. (the “Company”) and Michael Favish (the “Executive”).

WHEREAS, Executive currently serves as the Company’s President and Chief Executive Officer;

WHEREAS, the Company is pursuing an initial public offering (“IPO”) and has filed a Registration Statement on Form S-1, as amended, with the United States Securities and Exchange Commission (the “SEC”);

WHEREAS, the Company wishes to continue to receive the services of Executive for the period provided in this Agreement and Executive is willing to serve in the employ of the Company upon the terms and conditions hereinafter provided; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment. The Company hereby agrees to employ Executive and Executive hereby accepts such continued employment by the Company upon the terms and conditions herein provided.

2.           Position and Responsibilities. During the period of his employment hereunder, Executive agrees to serve the Company in the position of its President and Chief Executive Officer, and Chairman of the Board of Directors of the Company (the “Board”), reporting to the Board, and to be responsible for all aspects of the operations of the Company under the direction of the Board and such other duties as are consistent with Executive’s position hereunder. Subject to the terms of this Agreement, the Company may change or modify the position of Executive or his duties at any time during the term hereof in a manner consistent with his executive status; provided, however, that such changes shall not result in a change in Executive’s primary duties or reporting relationship.

3.           Term of Employment, Duties and Benefits.

(A)        Term. The term of Executive’s employment under this Agreement (the “Term”) shall be three (3) years from the Effective Date. Absent a written agreement to the contrary, Executive’s continued employment during the Term and following the expiration of the Term shall be on an “at-will” basis, and such post-Term employment will be subject to termination by either party at any time, with or without cause or prior notice.

(B)         Full-Time Employment; Travel. Executive shall devote his full business time and attention to the performance of his duties as set forth in Section 2 of this Agreement and shall not engage in any other business activity or occupation during the Term without the Company’s prior written consent; provided, however, that nothing contained herein shall prohibit Executive from (i) making passive investments in privately held or publicly traded companies, provided that Executive shall not own, of record or beneficially, more than five percent (5%) of the outstanding securities of any such company without the Board’s consent, which shall not be unreasonably withheld, or (ii) engaging in any employment, consulting, or other outside business activity (“Outside Activities”) set forth on Exhibit 1. Executive’s participation or membership on any outside boards not referenced herein shall be prohibited unless expressly consented to by the Company in writing, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Executive may serve and participate on charitable or civic boards and endeavors, provided such activities and permitted activities described in the immediately preceding sentence do not materially interfere with Executive’s duties to the Company. Executive acknowledges that he shall be required to travel, as reasonably required by the Company, with the reasonable expenses related to travel being paid or reimbursed by the Company in accordance with its policies regarding reimbursable expenses adopted from time to time and in accordance with the rules and regulations of the Internal Revenue Code.

(C)         Vacation and Sick Leave. Executive shall be entitled to sick leave consistent with Company policies in existence and published from time to time. During each year of the Term, Executive shall accrue paid vacation days at a rate of thirty (30) days per year, the unused amount of which shall carry over and continue to accrue until Executive has accrued forty-five (45) paid vacation days. Once the maximum number of days has been accrued, Executive shall cease continuing to accrue paid vacation days until the unused number of days falls below the maximum. Accrued but unused vacation days shall be paid to Executive upon the separation of Executive’s employment.

(D)         Employee Benefits. The Company shall provide Executive with customary benefits, including medical insurance and participation in disability and retirement plans, subject to the terms and conditions of the applicable plans, in each case equivalent to, and only to the extent, that such benefits are provided to other senior executives of the Company.

(E)         Business and Entertainment Expenses. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with Company policy applicable to senior executives for the reimbursement of expenses for all reasonable and necessary business and entertainment expenses incurred in connection the performance of his duties hereunder. The Company will pay directly or reimburse Executive for his reasonable attorneys’ fees and costs incurred in connection with the negotiation and implementation of this Agreement, in an amount not to exceed $7,500.

4.           Compensation.

(A)        Salary. Commencing on the Effective Date, and except as otherwise provided herein, for all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as an executive or officer of the Company, related companies or subsidiaries of the Company, the Company shall pay Executive, a gross salary (“Salary”) at an annualized rate of Three Hundred Thousand Dollars ($300,000) for calendar year 2019. Thereafter, Executive’s Salary shall increase to Three Hundred Twenty Five Thousand ($325,000) for calendar year 2020 and Three Hundred Fifty Thousand ($350,000) for calendar year 2021. Salary payments shall be subject to deductions and withholdings required by law and otherwise authorized by Executive for his participation in employee benefit plans, and shall be payable in equal installments in accordance with the Company’s standard payroll practices (but no less frequently than monthly).

(B)         Stock Option. The Company shall grant Executive a non-qualified stock option to purchase 1,250,000 shares (as calculated after any reverse split of the Company’s common stock effectuated in anticipation of the IPO (i.e., currently, prior to such split, the number of shares is 2,500,000)) of the Company’s common stock (the “Option”). The date of grant of the Option (the “Grant Date”) shall be the date of and immediately after the Company closes its IPO and sells its shares to the public. The Option term shall be five (5) years from the Grant Date and the Option shall have a purchase price per common share equal to 110% of the final IPO price per common share. The Option shall vest ratably over three (3) years commencing on March 31, 2019 (if the IPO has closed prior to such date, or otherwise on the first calendar quarter end date following the Grant Date), and at the end of each calendar quarter thereafter until fully vested, provided that, subject to Section 8 below, vesting will depend on Executive’s continued employment with the Company on the applicable vesting dates, and will be subject to the terms and conditions of the written agreement governing the grant and this Agreement. The Company agrees to register the shares subject to the Option with the SEC under a Registration Statement on Form S-8, or other appropriate form of registration statement, and the Executive agrees to enter into a customary form of option agreement with the Company incorporating the provisions contained in this Section 4(B) and other customary terms and conditions.

(C)         Bonus. In addition to the Salary and the Option, Executive shall be eligible for an annual bonus. Executive’s initial annual bonus target will be 100% of Executive’s Salary for the applicable calendar year (the “Target Bonus”), and the actual bonus amount awarded (the “Actual Bonus”) will be 50% based on the achievement of Company financial and other performance metrics determined by the Board and communicated to Executive from time to time, and 50% as determined by the Board, in its sole discretion. To earn any Actual Bonus, Executive must be employed by the Company on the payment date of the Actual Bonus. The Actual Bonus shall be paid no later than March 15 of the year following the year to which the performance objectives relate. Executive’s bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus plan or program, if any, as may be amended from time to time, but only to the extent such plan or program is consistent with this Agreement.

5.           Termination. Executive’s employment and the Term shall terminate on the first of the following to occur:

(A)        Disability. Upon written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of Executive to perform his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 120 days (including weekends and holidays) in any 365-day period or for 60 consecutive days with reasonable accommodations as defined, and if required, by applicable state and federal disability laws. To the extent necessary, the existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable to Executive.

(B)         Death. Automatically on the date of death of Executive.

(C)         Cause. For Cause. “Cause” shall mean a reasonable determination by the Board that Executive has committed, or there has occurred, one or more of the following:

(i)         Executive’s indictment for a felony or another crime involving serious moral turpitude;

(ii)        Executive’s conviction of, a guilty plea with respect to, or a plea of nolo contendere to a crime involving fraud, theft, embezzlement, any other crime that results in or is intended to result in personal enrichment at the expense of the Company or any other summary offense that will, in the opinion of the Company, adversely affect in any material respect the Company’s prospects or reputation or Executive’s ability to perform his obligations or duties to the Company;

(iii)       Executive’s material breach of this Agreement or any of the Company’s policies;

(iv)       Executive’s intentional and continual failure to substantially perform his reasonably assigned duties with the Company (other than a failure resulting from Executive’s incapacity due to Disability or from the assignment to Executive of duties that would constitute Good Reason); and

(v)       Executive’s commission or cooperation in an act of fraud, theft, or dishonesty against the Company, or any act or omission intended to result in the personal enrichment of Executive or a personal relation of Executive, in violation of Executive’s duty of loyalty to the Company at the expense, directly or indirectly, of the Company.

provided, however, that with respect to sections (iii) or (iv) above, a written notice of demand for substantial performance has been delivered to Executive by the Company, which demand for performance must be made within ninety (90) days after the initial occurrence of the event or latest in a series of events which constitutes “Cause”, and such notice must provide reasonable notification of the conduct giving rise to “Cause”, to the extent capable of cure, and Executive fails to cure such circumstance for a period of thirty (30) days (which cure right shall not be available to the extent the Executive previously cured a similar event) (or such longer period as may be reasonable under the circumstances provided Executive is working in good faith on such cure, and further provided that the total cure period shall not exceed ninety (90) days), and in all respects Executive is given an opportunity to make a presentation to the Board regarding the event giving rise to Cause.

(D)         Good Reason. The Executive’s resignation during a period not to exceed ninety (90) days following the initial existence of one or more of the events listed below, provided that Executive gives the Company written notice not more than thirty (30) days after the initial occurrence of the applicable event or events listed below that Executive intends to terminate his employment hereunder due to such event or events and provided further that such events are not corrected in all material respects by the Company within thirty (30) days following such written notice (or such longer period as may be reasonable under the circumstances provided Executive is working in good faith on such cure, and further provided that the total cure period shall not exceed ninety (90) days). “Good Reason” shall mean, without the written consent of Executive, the occurrence of any one or more of the following events:

(i)        A material diminution in Executive’s authority, duties or responsibilities as contemplated by this Agreement (it being understood that a mere change in Executive’s title following a change of control of the Company, such as might occur if the Company were acquired and became a division of a larger company, shall not constitute a material diminution in the Executive’s authority), duties or responsibilities;

(ii)        any material breach by the Company of its obligations under this Agreement;

(iii)       the relocation or transfer of Executive’s office outside a 50 mile radius of the Company office that Executive had been working in; or

(iv)      a material reduction in Executive’s Salary, or the elimination of his eligibility for payments under a Bonus.

(E)         Change in Control Termination. A “Change in Control Termination” shall occur in the event a Change in Control occurs and if the Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason, in either case, within the period beginning one (1) month before, and three (3) months following, such Change in Control. ”Change in Control” shall occur upon (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company; provided that Change in Control shall not be deemed to occur unless such event is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A, as defined below. An IPO shall not be deemed a Change in Control.

6.           Consequences of Termination. Any termination payments made and benefits provided under this Agreement to Executive shall be as described herein, and Executive shall not be eligible for any additional severance under any of the plans, policies or programs of the Company. Immediately upon termination of employment, Executive shall return to the Company all Company property used by Executive including, without limitation, any computer or laptop, cell phone, or portable electronic devices, as well as all other Company property in Executive’s possession, custody or control, regardless of form or medium. Subject to Section 18, the following amounts and benefits shall be due to Executive:

(A)        Disability. Upon termination of Executive due to Disability, the Company shall pay or provide Executive: (i) any unpaid Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iii) any payments due under the Bonus as described in Section 4(c); and (iv) as and when due thereunder, all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, the “Accrued Amounts”).

(B)         Death. In the event of the death of Executive, Executive’s estate shall be entitled to any Accrued Amounts.

(C)         Termination for Cause or Resignation Without Good Reason. If Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by Executive without Good Reason, the Company shall pay Executive any Accrued Amounts. The unvested Option shall terminate and the Executive shall have ninety (90) days to exercise his vested Option. Except as set forth in this Section 6(C), all of Executive’s rights to compensation and any other rights to payment under this Agreement shall terminate upon the date of the termination of Executive’s employment with the Company, except for the rights of Executive to any indemnification and director and officer insurance coverage.

(D)         Termination without Cause or Resignation for Good Reason. If the Company terminates Executive’s employment other than in conformity with Sections 5(A), 5(B) or 5(C) above, or if Executive terminates his employment for Good Reason, the Company shall pay Executive the Accrued Amounts (and the unvested Option shall continue in full force and effect under its terms) and, additionally, subject to (x) Executive’s immediate return to the Company of all Company property, and (y) Executive’s execution and non-revocation of a waiver and release of claims agreement in a form reasonably satisfactory to the Company (a “Release”) in accordance with Section 18(C), the Company shall pay as a lump sum the prorated (based on the number of days Executive was employed during the calendar year) Bonus that would have been paid for the year of termination and any bonus for the year preceding termination, to the extent unpaid (with such Bonus being measured and payable as set forth in Section 4(C) above), and in addition:

(i)         during the one (1) year period immediately following the termination of Executive’s employment (the “Severance Period”) pay to Executive an amount (the “Severance Payment”) equal to, in the aggregate, one (1) year (two (2) years, in the event of a Change in Control Termination) of Executive’s annual salary for the year in which such termination occurs, which Severance Payment shall be payable in equal installments during the Severance Period, at the same time and in the same manner as Executive’s salary would have been paid had Executive remained in active employment during the Severance Period, in accordance with the Company’s standard payroll practices as in effect on the date of such termination; provided that in the event of a Change in Control Termination (1) if such terminations occurs after the date of the Change in Control, the Severance Payment shall be paid in lump sum and (2) if such termination is prior to the Change in Control, half of the Severance Payment shall be paid in lump sum and the remainder shall be paid over the Severance Period.

(ii)        Solely in connection with a Change in Control Termination, with respect to the Option and any other outstanding equity awards time vesting (but not performance vesting, if any) shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Option and other equity awards effective on the date that the Release becomes irrevocable and Executive shall have 360 days to exercise the Option (or, if earlier, until the expiration of the original term of the Option).

(iii)       During the Severance Period and for an additional one (1) year, in case of Change in Control Termination, subject to Executive’s timely election of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provide access to continued coverage under the Company’s medical plan for Executive, and his eligible dependents (the “COBRA Severance Benefits”); provided that Executive shall pay to the Company, on an after-tax basis, a monthly amount equal to the full premium cost of the COBRA Severance Benefits (determined in accordance with the methodology under COBRA, or such other methodology as required by the Internal Revenue Service under Section 105(h) of the Code) for such month and, within thirty (30) days of the end of each month during which Executive has COBRA coverage during the Severance Period (the “COBRA Benefit Period”), the Company shall pay Executive in cash (less required withholding) a taxable amount equal to the sum of  the excess of (x) the full premium cost of the COBRA Severance Benefits for such month and (y) any premium amount that would have been payable by Executive if Executive had been actively employed by the Company for such month (collectively, the “COBRA Premium Benefits”).

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premium Benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”)), the Company shall in lieu thereof pay Executive taxable cash amounts equal to the COBRA Premium Benefits, which payments shall be made regardless of whether the Executive or Executive’s eligible dependents elect COBRA continuation coverage or pay premiums for continued COBRA coverage (the “Health Care Benefit Payments”) and shall be made solely if permitted under the ACA and related administrative guidance. The Health Care Benefit Payments shall be paid to Executive in installments on the same schedule that the COBRA Premium Benefits would otherwise have been paid to Executive and shall be paid until the expiration of the COBRA Benefit Period.

Executive shall be excused from providing services to the Company during the Severance Period. Notwithstanding the foregoing, no portion of the Severance Payment shall be paid nor COBRA Premium Benefits provided pursuant to this Section 6(D) following the date that the Board determines that the Executive first violates any of the restrictive covenants set forth in Section 7 and, upon such violation, Executive shall within 30 days of such violation repay the Company all previously paid Severance Payments and COBRA Premiums (less $100). The Company shall have the right to suspend such payments during the pendency of any proceedings relating to such legal determination provided that any such suspension is founded upon the Board’s good faith belief that any of the provisions identified herein have been breached. If legal proceedings determine that Executive committed no such breach, then within five (5) business days following the entry of a final judgment in any such proceeding, the Company shall pay to Executive all such suspended amounts and any amounts repaid to the Company by the Executive pursuant to this paragraph, without interest thereon. With respect to the compensation and benefits due pursuant to this Section 6(D), Executive shall not have any duty to mitigate his income loss by finding alternative employment, nor shall amounts Executive earns from other employment be offset against such compensation and benefits.

(E)         Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of termination, from all positions Executive then holds as an officer, director, employee and member of the Board (and any committee thereof) of the Company and any of its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

7.           Restrictive Covenants.

(A)         Confidentiality. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the Term or at any time thereafter, any nonpublic proprietary or confidential information, knowledge or data relating to the Company or any of its affiliates that has been obtained by Executive during Executive’s employment with the Company or has been obtained pursuant to any consulting services provided by Executive to the Company or any of its affiliates prior to Executive’s employment with the Company. For the purposes of this Agreement, nonpublic proprietary information means information proprietary to the Company that is not generally known (including any “trade secret” within the meaning of applicable laws) about the Company’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to Executive or to which he obtains access, whether originated by him or by others, during the period that Executive is an employee of the Company (whether prior to the Effective Date or thereafter), shall be presumed to be non-public proprietary information if it is so treated by the Company or if Executive has a reasonable basis to believe it to be such. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or anyone acting on Executive’s behalf; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that, unless contrary to law, Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(B)         Non-Disparagement. During the Term or at any time thereafter, neither Executive or Company shall make any public statements that disparage the other party, or in the case of the Company, its respective subsidiaries, affiliates, employees, officers, directors, business, technology, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7(B), and nothing contained herein shall be deemed to prevent any party from rebutting any statement made or written or from making truthful statements as reasonably necessary to enforce their rights hereunder.

(C)         Non-Solicitation. During the period of Executive’s employment and for one (1) year after the separation thereof, Executive shall not, directly or indirectly: (i) solicit or encourage any employee or consultant of Company or any of its affiliates to leave the employ or otherwise cease or reduce work with Company or any affiliate of Company, provided that this provision shall not apply with respect to any person (a) who responds to a general solicitation not targeted at such individual, or (b) who has terminated his or her employment with the Company or any of its affiliates more than one hundred eighty (180) days prior to his or her retention by Executive; or (ii) solicit or encourage any customer (known to Executive) or prospective customer of Company to withdraw, curtail or cancel its business dealings with the Company. For purposes hereof, a “prospective customer” shall mean any potential customer with whom the Company conducted discussions about becoming a customer during the six (6) months preceding Executive’s termination, of which discussions Executive had actual knowledge.

(D)         Non-Trading. Without limiting Executive’s obligations to the Company, Executive shall comply with all rules and regulations of the SEC, including, without limitation, Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) which, among other things, prevents a party in possession of material non-public information from trading in a company’s securities or causing a third party to trade in a company’s securities that is subject to the 1934 Act.

(E)         Exceptions. Executive may not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(F)         Enforceability. Executive recognizes and agrees that monetary damages may be an inadequate remedy in the event of any breach of this Section 7, and that any such breach may cause Company irreparable harm and damage. Accordingly, the parties agree that Company shall be entitled to injunctive and other equitable relief against Executive without waiving any additional rights or remedies available to it, and without the necessity of posting a bond. If any provision hereof shall be held invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect. If any provisions shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted by applicable law.

8.           Proprietary Rights. Executive agrees that, from the first date of Executive’s performance of services for the Company, all inventions, discoveries and improvements, whether patentable or unpatentable, and all works of authorship, whether copyrightable or uncopyrightable, made, developed, conceived, modified, acquired, devised, discovered or created by Executive, whether solely or jointly with others, whether by using the Company’s or its subsidiaries’, divisions’, affiliates’ or parent’s, equipment, supplies, facilities, trade secrets, confidential information or otherwise, and which relate to or pertain in any way at the time of conception or reduction to practice of the invention or of creation of the work of authorship to the business of the Company, or its subsidiaries, divisions, affiliates or parent, or the actual, or demonstrably anticipated research or development of the Company, or its subsidiaries, divisions, affiliates, or parent, or which result from any work performed by Executive for the Company, or its subsidiaries, divisions, affiliates or parent (hereinafter “Inventions”), shall be promptly disclosed in writing by Executive to the Company, and shall be the exclusive property of the Company or its assignee. Executive acknowledges that all Inventions shall be deemed and considered “Works for Hire” under the copyright laws of the United States; and moreover, that all right, title and interest therein, including all rights of copyright, patent or otherwise, in the United States and in all foreign countries, in any form or medium and in all fields of use now known or hereafter existing, shall belong exclusively to the Company. Executive further acknowledges that the Company is under no obligation to Executive, monetary or otherwise, in connection with such Works for Hire, except for indemnity rights that Executive shall be entitled to arising out of Company’s use of such Works for Hire. To the extent an assignment is necessary to perfect the Company’s ownership of any Invention or Work for Hire described in this Section, Executive hereby irrevocably assigns to the Company or its assignee, all of his right, title and interest therein, and agrees that neither the Company, nor its subsidiaries, divisions, affiliates or parent, are under further obligation, monetary or otherwise, to Executive for such assignment. Executive agrees to execute, acknowledge and deliver to the Company, its successors and assigns, both during and after his employment, all documentation, including, but not limited to, applications for patents and/or copyrights, as the Company may deem necessary or desirable to obtain and perfect the interests of the Company, its successors and assigns, in any and all countries, in such Inventions and/or Works for Hire, and to vest title thereto in the Company. Pursuant to California Labor Code Section 2872, this covenant shall not apply to an invention that qualifies under the provisions of Section 2870 of the California Labor Code, as explained in the Invention Assignment Notice attached hereto as Exhibit 2. Further, Executive acknowledges that all unpatented inventions, discoveries, improvements, or works of authorship which were owned and controlled by him on the initial date of Executive’s performance of services for the Company have been listed on the Prior Employment Agreement or on Exhibit 3 and are the property of Executive. In the event that Executive (a) refuses to perform any act necessary to obtain any copyrights or patents as required by this Agreement or (b) Executive is unavailable within the meaning of the United States patent and copyright laws, Executive irrevocably appoints any Company-selected designee to act, at all times hereafter, as Executive’s agent and attorney-in-fact to perform those acts, said appointment being deemed coupled with an interest.

9.           Survivors Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the legal representatives, successors in interest and assigns, respectively, of each party.

10.         Insurance. The Company is authorized to purchase, own and be the beneficiary of a policy of insurance of the life of Executive in such amounts as the Company may elect to compensate the Company for the loss of Executive. If requested by the Company, Executive shall submit to such examinations as may be prescribed by the Company’s insurer in furtherance of such application for insurance.

11.         Trading Plan. Executive shall be permitted to enter into a Rule 10b5-1 compliant trading plan beginning one (1) year after the completion of the IPO.

12.         Indemnification; Director’s and Officer’s Liability Insurance. Executive shall have all rights to indemnification to the fullest extent permitted by Delaware law (to the extent not prohibited by the Company’s Certificate of Incorporation or Bylaws as currently in effect) for any actions or inactions as an officer or director of the Company or any related entity and as a fiduciary of any benefit plan of any of the foregoing. In addition, the Company shall use reasonable efforts to maintain Director’s and Officer’s liability insurance on behalf of Executive, at least until the end of the Term, and throughout the period of any applicable statute of limitations, in an amount and on terms at least as favorable to Executive as provided by the Company or its affiliates to any current or former officer or director.

13.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to such state’s principles of conflicts of laws.

14.         Waiver. The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver or any subsequent breach by either party hereto.

15.         Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive. This Agreement is personal as to Executive and may not be assigned by Executive without first obtaining the written consent of the Company. This Agreement may be not assigned by the Company without the prior consent of Executive except to a successor in interest to the Company.

16.         Severability. The unenforceability of any provision or provisions of this Agreement shall not affect the enforceability of any other provision of this Agreement.

17.         Entire Understanding. Unless otherwise expressly stated herein, this Agreement contains the entire understanding of the parties relating to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement or any other term sheets, employment agreements or related written agreements or oral understandings between the Company and Executive relating to the terms and conditions of Executive’s employment with the Company, which the parties hereby acknowledge and agree shall be superseded in their entirety by this Agreement. This Agreement may be changed only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18.         Amendment and Default. This Agreement may be amended in whole or part at any time and from time to time but only in writing in a form substantially similar to the form hereof. In the event of default or breach of any of the terms and conditions hereof the defaulting party agrees to pay the reasonable attorney’s fees incurred by the other party in enforcing the provisions hereof.

19.         Section 409A and Release.

(A)         General. The intent of the parties is that all payments and benefits under this Agreement comply or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”). The parties hereto acknowledge and agree that, to the extent applicable, and to the extent that any term or provision is ambiguous, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(B)         Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement:

(i)         no amount that is “nonqualified deferred compensation” for purposes of Section 409A shall be payable pursuant to Section 6(D) unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;

(ii)        if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A, including, without limitation, exclusions for separate installment payments and exclusions under Section 1.409A-1(b)(9)(iii) of the Department of Treasury Regulations) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (y) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 18(B)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein;

(iii)       the determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto);

(iv)       for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 6(D) shall be treated as a right to receive a series of separate and distinct payments as described in Treasury Regulation Section 1.409A(2)(b)(2); and

(v)        to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(C)         Release. The following provisions shall apply notwithstanding anything to the contrary in this Agreement. The Company shall deliver the Release to Executive within seven (7) days following the date of termination of employment. Executive shall have until the date that is twenty-one (21) days (or such later date as is required by applicable law) following the date upon which the Company timely delivers the Release to Executive (the expiration of such applicable period, the “Release Deadline”) to execute the Release. Executive shall have seven (7) days following the execution of the Release to revoke the Release. If the execution and revocation period crosses calendar years, Company shall commence payments on the first Payroll Date in the second calendar year (with the first payment containing all of the payments which should have been paid, but were not paid, prior to such date).

20.         Mutual Binding Arbitration. It is agreed that any and all disputes, claims or controversies arising out of or relating to this Agreement or to Executive’s employment by the Company shall be resolved exclusively by binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures in effect at the time the dispute is submitted (currently available at http://www.jamsadr.com/rules-employment-arbitration/). The Company and Executive agree that this arbitration provision is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq. The Company and Executive also understand and agree that the Company is engaged in transactions involving interstate commerce. The arbitration proceedings will be held before a single, neutral arbitrator in the County of San Diego, State of California. The fees of the arbitrator and all other costs that are unique to the arbitration process shall be paid by the Company to the extent required by law. Otherwise, each party shall be solely responsible for paying its own costs for the arbitration, including but not limited to attorneys’ fees. However, if either party prevails on a claim which affords the prevailing party attorneys’ fees pursuant to law, statute, or contract, the arbitrator may award reasonable attorneys’ fees to the prevailing party. The arbitrator shall apply state and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated. The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The award of the arbitrator shall be in writing and shall contain the arbitrator’s factual findings, legal conclusions and reasons for the award. The following actions are excluded from this provision: (i) claims for workers’ compensation benefits; (ii) claims for unemployment insurance compensation benefits; and (iii) to the extent required by law, administrative claims or charges before applicable federal and state administrative agencies (such as the Equal Employment Opportunity Commission or comparable state agency, and any unfair labor charge which is to be brought under the National Labor Relations Act). The arbitrator shall have the authority to award any individual damages or relief authorized by law. Arbitration must be demanded within the statute of limitations governing the claims at issue. The award may be entered as a judgment in any court with jurisdiction over Company or Executive.

21.         Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by electronic means (including by means of facsimile or email), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.         Approval. The Board of the Company has approved this Agreement, including the terms of the grant of the Option, and the resolution of the Board provides that any member of the Board is authorized to execute and deliver this Agreement on behalf of the Company.

*         *         *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the parties hereto are duly authorized to execute this Agreement and have executed this Agreement, effective as of the Effective Date.

GUARDION HEALTH SCIENCES, INC.

By:	/s/ Robert Weingarten

Name:	Robert Weingarten

Title:	Director

Date:	12/21/2018

EXECUTIVE

/s/ Michael Favish
Michael Favish

Date:	12/21/2018

EXHIBIT 1

OUTSIDE ACTIVITIES

None

EXHIBIT 2

INVENTION ASSIGNMENT NOTICE

In accordance with Section 2872 of the California Labor Code, you are hereby notified that the invention assignment provisions of the Employment Agreement which you have signed do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in pertinent part:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention which was developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)          Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2)          Result from any work performed by the employee for the employer.

RECEIPT ACKNOWLEDGED

Signed:	/s/ Michael Favish	Dated:	December 21, 2018

EXHIBIT 2

EXCLUDED INVENTIONS, DISCOVERIES, WORKS OF AUTHORSHIP,
AND WORKS FOR HIRE

None

Signed:	/s/ Michael Favish	Dated:	December 21, 2018

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